Exhibit 99

CACI Reports Results for Its Fiscal 2016 Fourth Quarter and Full Year

Net income of $43.6 million in the quarter, up 5.4%; $142.8 million for the year, up 13.2%

Revenue of $1.1 billion in the quarter, up 28.7%; $3.7 billion for the year, up 13.0%

Cash from operations of $53.2 million in the quarter, up 61.7%; $242.6 million for the year, up 6.9%

Contract awards of $1.6 billion in the quarter, up 104%; $5.3 billion for the year

Contract funding of $1.1 billion in the quarter, up 30.0%; $4.1 billion for the year

Fiscal Year 2017 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--August 17, 2016--CACI International Inc (NYSE MKT: CACI), a leading information solutions and services provider to the federal government, announced results today for its full year and fourth fiscal quarter ended June 30, 2016.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We have completed an excellent year for CACI, delivering positive top and bottom line growth. Revenue, net income, and cash flow increased as a result of strong contract performance and the acquisition of the National Security Solutions business. Our awards this quarter reflect our customers’ demand for higher-end solutions and services, and more closely align us with their most critical missions. Our Fiscal Year 2016 (FY16) finish positions us well as we start Fiscal Year 2017.”

Fourth Quarter Results

(in millions except per-share data)	Q4, FY16	Q4, FY15	% Change
Revenue	$1,113.9	$865.5	28.7%
Operating income	$81.1	$75.1	8.0%
Net income attributable to CACI	$43.6	$41.4	5.4%
Diluted earnings per share	$1.75	$1.68	4.1%

Revenue for the fourth quarter of FY16 increased compared to the fourth quarter of Fiscal Year 2015 (FY15) driven by acquired revenue from the National Security Solutions (NSS) acquisition. The higher operating income was also due to the contribution of the NSS acquisition. The increase in net income was due to the factors noted above as well as a lower effective tax rate in the quarter. Cash provided by operations in the quarter was $53.2 million.

In our fourth quarter, we adopted a new accounting standard issued by the Financial Accounting Standards Board that modifies several aspects of the accounting for share-based payments, including income tax consequences and classification on the statement of cash flows. The guidance is effective for our current fiscal year and interim periods within it. As a result, we recognized certain excess tax benefits as an increase to net income attributable to CACI and cash flows from operating activities of $0.2 million ($0.01 per share) during the quarter. (See Adoption of ASU 2016-09, Improvements to Employee Share-based Payment Accounting on page 12 of this release.) Previous to the adoption of the new standard, the tax benefit was recognized in additional paid-in capital on the balance sheet and cash flows from financing activities on the statement of cash flows.

During our fourth quarter, NSS generated $255.3 million of revenue and $13.1 million of net income. NSS’s net income includes $1.6 million of after-tax acquisition-related intangible amortization, and does not include any interest expense on the debt incurred to finance the acquisition.

Additional Financial Metrics

	Q4, FY16	Q4, FY15	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$100.1	$91.4	9.5%
Diluted adjusted earnings per share, a non-GAAP measure	$2.35	2.19	7.5%
Days sales outstanding	62	60

Fourth Quarter Awards, Contract Funding Orders, Other Highlights, and Subsequent Events

Our contract awards in the quarter were $1.6 billion, more than double the awards received in the same quarter a year ago, and $5.3 billion for the full year. Over half of our awards in the quarter were for new business, and approximately one-third of our awards in the year were for new business. These award values exclude ceiling values of multi-award IDIQ contracts.

Key awards during the quarter included:

  A prime position on a $460 million, five-year, multiple award IDIQ contract to provide mission support to the U.S. Cyber Command. This contract represents new work in our Cyber Security market area.
  A $164 million, five-year award to provide cyber mission operations support, network engineering and analysis, computer forensics, and wireless communications for a customer in the Intelligence Community. This represents new and continued work in our Intelligence Services and Cyber Security market areas.
  A $60.7 million, three-year task order to continue support for modernizing the Naval Tactical Command Support System for the Space and Naval Warfare Systems Command. This task order, awarded under the Navy’s Business and Force Support Pillar, represents continued work in our Business Systems market area.
  A $50 million, five-year task order to continue providing program management and financial support services to the Naval Surface Warfare Center’s Warfare Systems Program Office. Awarded under the SeaPort-e contract vehicle, the task order increases both the size and scope of our business with this customer and expands our presence in our Business Systems and Surveillance and Reconnaissance market areas.
  Three other awards received in the quarter, totaling approximately $600 million, are currently under protest. We are confident that these awards will be adjudicated in our favor.

Contract funding orders in the fourth quarter were a record $1.1 billion, an increase of 30.0 percent over the fourth quarter of FY15. Contract funding orders for FY16 were a record $4.1 billion, a 9.8 percent increase over FY15. Total backlog at June 30, 2016 increased a net of 14.7 percent to $11.0 billion compared with $9.6 billion at the end of FY15. As we prepare for the required adoption of the new ASC 606 revenue recognition standard in our Fiscal Year 2019 (FY19), which includes mandatory backlog reporting, we have reviewed our backlog reporting processes and definitions. As a result, we have made some modifications and reduced our backlog on a number of programs for which we deemed it unlikely that we will realize further revenue. This has resulted in a $2.5 billion reduction in total backlog, of which $0.4 billion was in funded backlog. Funded backlog at June 30, 2016 increased a net of 14.4 percent to $2.3 billion compared with $2.0 billion at June 30, 2015.

CACI was ranked ninth on Washington Technology’s annual Top 100 Federal Prime Contractors list. Our rising placement reflects CACI’s success as an employer of choice for the industry’s top professionals and our strategy to acquire companies that align with our growth goals and ethical culture.

CACI was again named to The Washington Post’s 2016 Top Workplaces based on the survey results of thousands of local-area CACI employees, with employees from hundreds of other area companies also submitting surveys on their organizations. This feedback from our employees reflects the pride they take in CACI’s cultural emphasis on integrity and ethics, high expectations, and employee well-being while delivering valuable support for our customers’ most critical missions.

CACI’s Logistics and Material Readiness (LMR) business was reappraised at maturity level (ML) 5 of the CMMI Institute's Capability Maturity Model Integration (CMMI)®. This is the third CMMI ML5 the LMR team has received, attesting to its strong commitment to the highest levels of process quality.

Recognizing CACI’s commitment to hiring veterans, Forbes named the company a Top Employer for Veterans and CivilianJobs.com ranked CACI among the Most Valuable Employers for the Military.

CACI was named a Tier 1 “Superior Supplier” by the U.S. Army and U.S. Air Force. Superior Supplier assessments are made on a contract-by-contract basis using the Contractor Performance Assessment Reporting System (CPARS), which government customers use to rate the quality of their contractors’ support. Only companies that consistently earn the highest CPARS ratings achieve Tier 1 status.

Twelve Months Results

(in millions except per-share data)	Twelve Months, FY16	Twelve Months, FY15	% Change
Revenue	$3,744.1	$3,313.5	13.0%
Operating income	$264.8	$236.4	12.0%
Net income attributable to CACI	$142.8	$126.2	13.2%
Diluted earnings per share	$5.76	$5.17	11.3%

The higher revenue, operating, and net income in FY16 was due primarily to the contribution of the NSS acquisition, offset by one-time pre-tax acquisition-related expenses of $14.0 million. Net cash provided by operations in the 12 months of FY16 was $242.6 million.

As a result of adopting the new accounting standard for share-based payments described above, we recognized excess tax benefits as an increase to net income attributable to CACI and operating cash flows of $1.2 million ($0.05 per share) in the year. (See Adoption of ASU 2016-09, Improvements to Employee Share-based Payment Accounting on page 12 of this release.)

In FY16, NSS generated $427.2 million of revenue and $18.8 million of net income. NSS’s net income includes $2.7 million of after-tax acquisition-related intangible amortization, and does not include any interest expense on the debt incurred to finance the acquisition.

Additional Financial Metrics

	Twelve Months, FY16	Twelve Months, FY15	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$330.4	$303.2	8.9%
Diluted adjusted earnings per share, a non-GAAP measure	$7.87	$7.23	8.9%

CACI Reiterates Its FY17 Guidance

We are reiterating the FY17 guidance we issued on June 22, 2016. The table below summarizes our FY17 guidance ranges and represents our views as of August 17, 2016:

(In millions except for tax rate and earnings per share)	Fiscal Year 2017 Guidance
Revenue	$4,050 - $4,250
Net income attributable to CACI	$150 - $160
Effective corporate tax rate	38.0%
Diluted earnings per share	$6.02 - $6.43
Diluted weighted average shares	24.9

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 18, 2016 during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-888-771-4371 and enter the confirmation code 42972057. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 20,000 employees worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

Capability Maturity Model Integration and CMMI are registered marks of Carnegie Mellon University.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Revenue	$1,113,900	$865,506	28.7%	$3,744,053	$3,313,452	13.0%
Costs of revenue
Direct costs	755,580	567,446	33.2%	2,487,633	2,193,585	13.4%
Indirect costs and selling expenses	258,597	206,996	24.9%	926,918	817,403	13.4%
Depreciation and amortization	18,639	15,985	16.6%	64,752	66,083	-2.0%
Total costs of revenue	1,032,816	790,427	30.7%	3,479,303	3,077,071	13.1%
Operating income	81,084	75,079	8.0%	264,750	236,381	12.0%
Interest expense and other, net	12,661	8,605	47.1%	41,138	34,758	18.4%
Income before income taxes	68,423	66,474	2.9%	223,612	201,623	10.9%
Income taxes[1]	24,824	25,128	-1.2%	80,813	75,327	7.3%
Net income[1]	43,599	41,346	5.4%	142,799	126,296	13.1%
Noncontrolling interest	-	38		-	(101)
Net income attributable to CACI[1]	$43,599	$41,384	5.4%	$142,799	$126,195	13.2%

Basic earnings per share	$1.79	$1.71	4.8%	$5.89	$5.27	11.7%
Diluted earnings per share	$1.75	$1.68	4.1%	$5.76	$5.17	11.3%

Weighted average shares used in per share computations:
Basic	24,319	24,180		24,262	23,948
Diluted	24,900	24,613		24,802	24,388

Statement of Operations Data (Unaudited)
	Quarter Ended			Twelve Months Ended
	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Operating income margin	7.3%	8.7%		7.1%	7.1%
Tax rate	36.3%	37.8%		36.1%	37.4%
Net income margin	3.9%	4.8%		3.8%	3.8%

Adjusted EBITDA[2]	$100,057	$91,366	9.5%	$330,365	$303,237	8.9%
Adjusted EBITDA Margin	9.0%	10.6%		8.8%	9.2%

Adjusted net income attributable to
CACI[2]	$58,591	$53,867	8.8%	$195,296	$176,405	10.7%
Diluted adjusted earnings per share	$2.35	$2.19	7.5%	$7.87	$7.23	8.9%

[1] See Adoption of Improvements to Employee Share-based Payment Accounting on page 12.
[2] See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2016	6/30/2015
ASSETS:
Current assets
Cash and cash equivalents	$49,082	$35,364
Accounts receivable, net	803,817	596,155
Prepaid expenses and other current assets	68,939	34,591
Total current assets	921,838	666,110

Goodwill and intangible assets, net	2,860,715	2,384,998
Property and equipment, net	81,362	63,689
Other long-term assets	123,426	127,233
Total assets	$3,987,341	$3,242,030

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$53,965	$38,965
Accounts payable	95,270	56,840
Accrued compensation and benefits	228,362	185,830
Other accrued expenses and current liabilities	192,125	118,046
Total current liabilities	569,722	399,681

Long-term debt, net of current portion	1,402,079	1,024,599
Other long-term liabilities	408,227	337,478
Total liabilities	2,380,028	1,761,758

Shareholders' equity	1,607,313	1,480,272
Total liabilities and shareholders' equity	$3,987,341	$3,242,030

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2016	6/30/2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$142,799	$126,296
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	64,752	66,083
Amortization of deferred financing costs	3,234	2,639
Stock-based compensation expense	17,919	14,072
Provision for deferred income taxes	9,022	27,022
Undistributed earnings of unconsolidated joint ventures	(204)	(874)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(105)	18,889
Prepaid expenses and other assets	(8,408)	(2,057)
Accounts payable and accrued expenses	(7,204)	(25,807)
Accrued compensation and benefits	4,320	2,776
Income taxes receivable and payable[1]	19,414	17
Other liabilities	(2,962)	(2,194)
Net cash provided by operating activities	242,577	226,862

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,835)	(17,444)
Purchases of businesses, net of cash acquired	(587,821)	(14,972)
Investment in unconsolidated joint venture	-	391
Other	1,069	629
Net cash used in investing activities	(607,587)	(31,396)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	389,245	(213,451)
Proceeds from employee stock purchase plans	3,086	3,287
Proceeds from exercise of stock options	-	691
Repurchases of common stock	(3,230)	(3,400)
Payment of taxes for equity transactions	(8,045)	(7,378)
Other[1]	451	(2,257)
Net cash provided by (used in) financing activities	381,507	(222,508)
Effect of exchange rate changes on cash and cash equivalents	(2,779)	(2,055)
Net increase (decrease) in cash and cash equivalents	13,718	(29,097)
Cash and cash equivalents, beginning of year	35,364	64,461
Cash and cash equivalents, end of year	$49,082	$35,364

[1] See Adoption of Improvements to Employee Share-based Payment Accounting on page 12.

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Department of Defense	$714,698	64.1%	$576,284	66.6%	$138,414	24.0%
Federal Civilian Agencies	324,787	29.2%	236,979	27.4%	87,808	37.1%
Commercial and other	74,415	6.7%	52,243	6.0%	22,172	42.4%
Total	$1,113,900	100.0%	$865,506	100.0%	$248,394	28.7%

	Twelve Months Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Department of Defense	$2,439,329	65.1%	$2,217,031	66.9%	$222,298	10.0%
Federal Civilian Agencies	1,062,508	28.4%	888,191	26.8%	174,317	19.6%
Commercial and other	242,216	6.5%	208,230	6.3%	33,986	16.3%
Total	$3,744,053	100.0%	$3,313,452	100.0%	$430,601	13.0%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Cost reimbursable	$551,704	49.5%	$407,407	47.1%	$144,297	35.4%
Fixed price	349,026	31.3%	296,935	34.3%	52,091	17.5%
Time and materials	213,170	19.2%	161,164	18.6%	52,006	32.3%
Total	$1,113,900	100.0%	$865,506	100.0%	$248,394	28.7%

	Twelve Months Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Cost reimbursable	$1,817,923	48.5%	$1,534,864	46.3%	$283,059	18.4%
Fixed price	1,245,269	33.3%	1,179,139	35.6%	66,130	5.6%
Time and materials	680,861	18.2%	599,449	18.1%	81,412	13.6%
Total	$3,744,053	100.0%	$3,313,452	100.0%	$430,601	13.0%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Prime	$1,027,582	92.3%	$780,187	90.1%	$247,395	31.7%
Subcontractor	86,318	7.7%	85,319	9.9%	999	1.2%
Total	$1,113,900	100.0%	$865,506	100.0%	$248,394	28.7%

	Twelve Months Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Prime	$3,421,817	91.4%	$2,965,683	89.5%	$456,134	15.4%
Subcontractor	322,236	8.6%	347,769	10.5%	(25,533)	-7.3%
Total	$3,744,053	100.0%	$3,313,452	100.0%	$430,601	13.0%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2016	6/30/2015	$ Change	% Change
Contract Funding Orders	$1,133,098	$871,345	$261,753	30.0%
	Twelve Months Ended
(dollars in thousands)	6/30/2016	6/30/2015	$ Change	% Change
Contract Funding Orders	$4,125,910	$3,756,631	$369,279	9.8%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Direct labor	$344,927	45.7%	$276,326	48.7%	$68,601	24.8%
Other direct costs	410,653	54.3%	291,120	51.3%	119,533	41.1%
Total direct costs	$755,580	100.0%	$567,446	100.0%	$188,134	33.2%

	Twelve Months Ended
(dollars in thousands)	6/30/2016		6/30/2015		$ Change	% Change
Direct labor	$1,197,838	48.2%	$1,062,882	48.5%	$134,956	12.7%
Other direct costs	1,289,795	51.8%	1,130,703	51.5%	159,092	14.1%
Total direct costs	$2,487,633	100.0%	$2,193,585	100.0%	$294,048	13.4%

Selected Financial Data (Continued)
Reconciliation of Net Income Attributable to CACI to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and to Adjusted Net Income Attributable to CACI
(Unaudited)

The Company views Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income attributable to CACI and Diluted Adjusted Earnings Per Share, all of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We define Adjusted EBITDA as GAAP net income attributable to CACI plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments.  We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance.  Adjusted EBITDA margin is adjusted EBITDA divided by revenue.  We define Adjusted Net Income attributable to CACI as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and earnout adjustments, net of related tax effects.  We believe Adjusted Net Income attributable to CACI is an important measure of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  Diluted Adjusted Earnings Per Share is Adjusted Net Income  attributable to CACI divided by diluted weighted-average shares, as reported.  Adjusted EBITDA and Adjusted Net Income attributable to CACI as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Net income attributable to CACI, as reported	$43,599	$41,384	5.4%	$142,799	$126,195	13.2%
Plus:
Income taxes	24,824	25,128	-1.2%	80,813	75,327	7.3%
Interest income and expense, net	12,636	8,869	42.5%	41,342	35,632	16.0%
Depreciation and amortization	18,639	15,985	16.6%	64,752	66,083	-2.0%
Earnout adjustments	359	-		659	-
Adjusted EBITDA	$100,057	$91,366	9.5%	$330,365	$303,237	8.9%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Revenue, as reported	$1,113,900	$865,506	28.7%	$3,744,053	$3,313,452	13.0%
Adjusted EBITDA	$100,057	$91,366	9.5%	$330,365	$303,237	8.9%
Adjusted EBITDA margin	9.0%	10.6%		8.8%	9.2%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Net income attributable to CACI, as reported	$43,599	$41,384	5.4%	$142,799	$126,195	13.2%
Plus:
Stock-based compensation	4,590	4,021	14.2%	17,919	14,072	27.3%
Depreciation and amortization	18,639	15,985	16.6%	64,752	66,083	-2.0%
Amortization of financing costs	1,133	577	96.4%	3,234	2,639	22.5%
Earn-out adjustments	359	-		659	-
Less:
Related tax effect	(9,729)	(8,100)	20.1%	(34,067)	(32,584)	4.6%
Adjusted net income attributable to CACI	$58,591	$53,867	8.8%	$195,296	$176,405	10.7%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Diluted weighted average shares, as reported	24,900	24,613		24,802	24,388
Diluted earnings per share, as reported	$1.75	$1.68	4.1%	$5.76	$5.17	11.3%
Diluted adjusted earnings per share	$2.35	$2.19	7.5%	$7.87	$7.23	8.9%

Selected Financial Data (Continued)
Adoption of ASU 2016-09, Improvements to Employee Share-based Payment Accounting

In our fourth quarter, we adopted a new accounting standard issued by the Financial Accounting Standards Board that modifies several aspects of the accounting for share-based payments, including income tax consequences and classification on the statement of cash flows.  The guidance is effective for our current fiscal year and interim periods within it.  As a result, we recognized excess tax benefits as an increase to net income attributable to CACI and operating cash flows of $1.2 million ($0.05 per share) for the year.  Previous to adoption of the new standard, the tax benefit was recognized in additional paid-in capital on the balance sheet and cash flows from financing activities in the statement of cash flows.

	Quarter ended
(Amounts in thousands, except per share amounts)	9/30/2015	12/31/2015	3/31/2016	6/30/2016
Revenue	$822,442	$830,437	$977,274	$1,113,900
Income from operations	$64,508	$55,482	$63,676	$81,084
Income taxes[1]	$20,693	$16,851	$18,445	$24,824
Net income attributable to CACI[1]	$34,632	$30,452	$34,116	$43,599
Basic earnings per share[1]	$1.43	$1.26	$1.41	$1.79
Diluted earnings per share[1]	$1.40	$1.23	$1.38	$1.75

Weighted-average shares used in per share computations:
Basic	24,208	24,246	24,277	24,319
Diluted[1]	24,721	24,786	24,801	24,900

[1] Quarterly FY16 balances have been adjusted to reflect the adoption of ASU 2016-09 as of the beginning of the fiscal year.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com